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                                                                     EXHIBIT 3.2


                        COVAD COMMUNICATIONS GROUP, INC.

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         Covad Communications Group, Inc., a Delaware corporation, hereby certifies as follows:

         The Certificate of Incorporation of Covad Communications Group, Inc. (the "CORPORATION") was filed in the office of the Secretary of State of the State of Delaware on July 14, 1997. The Certificate of Incorporation was amended on February 11, 1998. The Certificate of Incorporation was subsequently amended and restated on February 23, 1998, May 20, 1998, August 28, 1998 and January 6, 1999. The Certificate of Incorporation is hereby amended and restated pursuant to Section 242 and Section 245 of the Delaware General Corporation Law. All amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

         This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation. The text of the Certificate of Incorporation is amended hereby to read as herein set forth in full:

                                   ARTICLE I

         The name of the corporation is Covad Communications Group, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


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                                   ARTICLE IV

         The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000), of which Ten Million (10,000,000) shares are hereby designated as Class B Common Stock ("Class B Common"). The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000). The Common Stock and the Preferred Stock shall each have a par value of $.001 per share.

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board with respect to each series shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or Purchase of shares of that series and, if so, the terms and amount of such sinking fund; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative or participating rights, preferences and limitations of that series.

                                   ARTICLE V

SECTION 1. CLASS B COMMON STOCK. Subject to the conversion and voting rights of the Class B Common described below, the rights (including, but not limited to, rights to dividends and rights upon liquidation), preferences, privileges and restrictions of the Common Stock and the Class B Common shall be identical in all respects, except as follows:

     (A) VOTING RIGHTS. Holders of Class B Common shall not be entitled to vote such shares for the election of directors or on any other matter except changes or amendments to this Article V and except as required by law, provided, however, that no such change or amendment shall provide additional voting rights to the holders of Class B Common.


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     (B) CONVERSION.

          (I) RIGHT TO CONVERT. Each share of Class B Common shall be convertible, at the option of the holder thereof, at any time one year after the Original Issuance Date (as defined in Section l(b)(viii)(B) hereof), at the office of the Corporation or any transfer agent for the Class B Common, into such whole number of shares of Common Stock as shall be obtained by multiplying the number of shares of Class B Common being convened by the "Class B Common Conversion Rate" (as hereinafter defined), so long as, after giving effect to such conversion, the total number of "Voting Shares" (as defined in Section 1(b)(viii)(C) hereof) held by such holder, together with all of its "Affiliates" (as defined in Section 1(b)(viii)(A) hereof), shall be less than ten percent (10%) (by voting power) of the total number of Voting Shares then issued and outstanding. The Class B Common Conversion Rate shall be one (1) divided by the "Class B Common Conversion Price" (as hereinafter defined). The Class B Common Conversion Price shall initially be one (1); provided, however, that such Class B Common Conversion Price shall be subject to adjustment as set forth in Section 1(b)(v) hereof. No conversion of shares of Class B Common that would have the effect of giving the holder, together with all of its Affiliates, an aggregate number of Voting Shares equal to or greater than ten percent (10%) (by voting power) of the total number of Voting Shares then issued and outstanding shall be effected pursuant to this Section l(b)(i). The holder of any shares of Class B Common Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to payment of all declared but unpaid dividends, if any, payable on or with respect to such shares of Class B Common up to and including the "Conversion Dates" (as hereinafter defined).

          (II) CONVERSION UPON TRANSFER. Upon any sale, disposition, assignment or transfer (each, a "Transfer") of any share of Class B Common by the holder thereof, after one year from the Original Issuance Date, other than a Transfer to an Affiliate of such holder, such shares of Class B Common so Transferred shall, by virtue of, and simultaneously with, the occurrence of the Transfer, without any action on the part of the transferee, be automatically converted into such whole number of fully paid and nonassessable of Common Stock as shall be obtained by multiplying the number of shares of Class B Common so Transferred by the Class B Common Conversion Rate. The holder of any shares of Class B Common converted into Common Stock pursuant to this Section 1(b)(ii) shall be entitled to payment of declared but unpaid dividends, if any, payable on or with respect to such shares of Class B Common up to and including the Conversion Daft.

          (III) MECHANICS OF CONVERSION. The holder of any shares of Class B Common may exercise the conversion rights pursuant to Section 1(b)(i) hereof as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duty endorsed or assigned in blank, accompanied by a written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected (A) with respect to conversion under Section l(b)(i) hereof, on the date when the aforesaid delivery is made and (B) with respect to conversion under Section 1(b)(ii) hereof, on the


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date of occurrence of the Transfer, and such date, in either case, is referred to herein as the "Conversion Date". As promptly as practicable after the Conversion Date, and in the case of Section l(b)(ii) hereof, upon the delivery to the Corporation during regular business hours, at the office of the Corporation or at such other place as may be designated by the Corporation or at such other place as may be designated by the Corporation, of the certificate or certificates for the shares to be converted, duty endorsed or assigned in blank, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock as provided in Section l(b)(i) and
(ii) hereof, and a check or cash in payment of all declared but unpaid dividends (to the extent permissible under law), if any, payable with respect to the shares of Class B Common so converted up to and including the Conversion Date. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Class B Common Conversion Rate shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Class B Common surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate as surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Class B Common representing the unconverted portion of the certificates so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Class B Common represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

          (IV) NO FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Class B Common. The number of full shares of Common Stock issuable upon conversion of Class B Common surrendered by a holder thereof of Class B Common surrendered by a holder thereof for conversion shall be computed on the basis of the aggregate number of share of Class B Common so surrendered, rounded to the next higher whole number.

          (V) ADJUSTMENTS TO CONVERSION PRICE. The Class B Common Conversion Price shall be subject to adjustment from time to time as follows:

               (A) If the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Class B Common Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Class B Common shall be increased in proportion to such increase in outstanding shares.

               (B) If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for combination, the Class B Common Conversion Price


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          shall be appropriately increased so that the number of shares of
          Common Stock issuable on conversion of each share of Class B Common shall be decreased in proportion to such decrease in outstanding shares.

               (C) In case of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares) or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, such shares of Class B Common shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the Corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 1(b)(v)(C) shall similarly apply to successive reorganization, reclassifications, consolidations, mergers, sales or other dispositions.

               (D) In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock, then, and in each such event, provision shall be made so that the holders of Class B Common shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Class B Common been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this paragraph (v).

               (E) All calculations under this paragraph (v) shall be made to the nearest one hundredth (1/100) of a share.

               (VI) RESERVATION OF SHARES. The Corporation shall at all times when the Class B Common shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class B Common, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common, the Corporation


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will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for the purpose.

               (VII) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurence of each adjustment or readjustment of the Class B Common Conversion Price pursuant to
Section 1(b)(v), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class B Common a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class B Common, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Class B Common Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Class B Common.

               (VIII) DEFINITIONS.

               (A) "Affiliate" shall mean, as to any person or entity, a person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. In addition, with respect to AT&T Venture Fund II, LP, Special Partners Fund, LP and Special Partners Fund International, LP (the "AT&T Entities"), only for the purposes of this Certificate of Incorporation, AT&T Corp., all Affiliates of AT&T Corp., each of the other AT&T Entities and all owners of equity interests in the AT&T Entities shall be deemed to be Affiliates of each of the AT&T Entities.

               (B) "Original Issuance Date" shall mean, with respect to a share of Class B Common, the date that the share of the Series C-1 Preferred Stock or Series D-1 Preferred Stock of the Corporation, as the case may be, from which such share of Class B Common was previously automatically converted upon the closing of the Corporation's underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, was originally issued.

               (C) "Voting Shares" shall mean any shares of the Corporation's capital stock entitled to vote in any election of directors of the Corporation.

                                   ARTICLE VI

         The Corporation is to have perpetual existence.

                                  ARTICLE VII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.



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                                  ARTICLE VIII

         The number of directors which will constitute the whole Board of Directors of the Corporation shall be as designated in the Bylaws of the Corporation. Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Filing Date"), the directors shall be divided into three classes, with the term of office of the first class, which class shall initially consist of two (2) directors, to expire at the first annual meeting of stockholders held after the IPO; the term of office of the second class, which class shall initially consist of three (3) directors, to expire at the second annual meeting of stockholders held after the IPO; the term of office of the third class, which class shall initially consist of three (3) directors, to expire at the third annual meeting of stockholders held after the IPO; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders held after such election.

         In the event of an increase in the authorized number of directors, the newly created directorship shall be assigned to one of the above-referenced classes in accordance with resolutions adopted by the board of directors. No decrease in the authorized number of directors shall have the effect of shortening the term of any incumbent director.

                                   ARTICLE IX

         The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE X

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE XI

         Stockholders of the Corporation may not take action by written consent in lieu of a meeting.

                                  ARTICLE XII

         1. To the fullest extent permitted by the Delaware General
Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.


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         3. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE XIII

         Except as provided in Article XII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Robert E. Knowling, Jr., the President and Chief Executive Officer of the Corporation, and attested by Dhruv Khanna, the Secretary of the Corporation. The signatures below shall constitute the affirmation and acknowledgment under penalties of perjury, that the facts herein stated are true.

Dated:  January 27, 1999

                                COVAD COMMUNICATIONS GROUP, INC.

                                By: /s/ ROBERT E. KNOWLING, JR.
                                     ------------------------------------------
                                        Robert E. Knowling, Jr.
                                        President and Chief Executive Officer

ATTEST:

/s/ DHRUV KHANNA
-----------------------
    Dhruv Khanna
    Secretary


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